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                                                                   EX-99.B(p)(6)

                         PEREGRINE CAPITAL MANAGEMENT
                                 Policy Manual

                          Use of Insider Information

SUMMARY Employees shall not purchase or sell securities on the basis of material, inside (nonpublic) information for their own account or for the accounts managed by Peregrine Capital Management, nor shall they disclose any material, inside information in their possession to others or recommend securities based on such information.

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STANDARDS
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1.   Material inside (nonpublic) information is any information about a company or the market for the company's securities which has come directly or indirectly from the company and which has not been disclosed generally to the marketplace, the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

2. Information should be presumed "material" if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, etc.

3. Information received about a company under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly, or indirectly to the company (or its insiders) is deemed to be inside information.

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                                                                    Section: A-8
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4.   Allocation of brokerage business to broker-dealers shall not be in consideration of the furnishing of material inside information.

5. If an employee has any question as to whether information is material or whether it is inside and not public, he or she must resolve the question or questions before trading, recommending trading, or divulging the information.

6. Employees shall not purchase or sell securities for their own account or for the accounts managed by Peregrine Capital Management on the basis of material, non-public information in their possession. Employees shall not disclose any material, inside information in their possession to others or recommend securities based on such information. Fiduciary responsibility does not require an employee to disregard the limitations imposed by the federal securities laws, particularly Rule 10b-5.

7. If there is any unresolved question whatsoever in an employee's mind as to the applicability or interpretation of the foregoing standards of the propriety of any desired action, the matter must be discussed with Peregrine's President or Compliance Director and the Legal Division of Norwest prior to trading or recommending trading.

8. Employees with access to material or inside information about Norwest must obtain prior approval from the General Counsel of Norwest for all purchases or sales of securities issued by Norwest.

9. No employees shall invest in options, future contracts, puts, calls, short sales or other similar transactions involving securities issued by Norwest Corporation.

10. Employees are required to report monthly all personal securities transactions by or on behalf of such employee. These transactions are reviewed by the Compliance Officer.

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                                                                    Section: A-8
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                         PEREGRINE CAPITAL MANAGEMENT
                                 Policy Manual

                       Employee Securities Transactions

SUMMARY Peregrine prohibits Employees from engaging in any securities transactions that would violate its Standards of Conduct or would create a conflict of interest with any of our clients, including our investment management responsibilities for the Wells Fargo mutual funds.


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STANDARDS
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1.   All Peregrine employees/officers/directors ("Employees") are required to get written Pre-Clearance (prior approval) from the Compliance Officer, the
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     President of the firm, or a designate of the President/Compliance Officer before executing any security transaction in any account in which the
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     Employee has any direct or indirect beneficial ownership. Such transactions include, but are not limited to purchases or sales of securities and private placements and purchases, sales, and exercises of puts, calls and warrants. The Compliance Officer, the President of the firm, or a designate of the President/Compliance Officer must record the rationale for granting approval to purchase a private placement.

2.   Beneficial Ownership Defined. As an Employee, you should generally consider
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     yourself to have a "beneficial ownership" of any securities in which you have a direct or indirect financial interest. In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

3.   An Employee must execute an approved security transaction within one
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     business day from the date of its approval.
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4.   Pre-Clearance (with the exception of private placements) is not required for: purchases or sales for any account over which the Employee has no direct or indirect influence or control; purchases which are part of an automatic dividend reinvestment plan; or

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     purchases made in the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were initially acquired from the issuer.

5. Employees are prohibited (Pre-clearance will not be granted) from making any transaction in a security which is contrary to the advice given or action taken (except such actions required to accommodate contributions/withdrawals) on behalf of any client with respect to that security; such prohibition is applicable for five business days after transactions on behalf of customer.

6. Employees are prohibited (Pre-clearance will not be granted) from purchasing securities purchased for customers (or selling security which customers have been advised to sell or which are sold for customers) until such time as all intended transactions on behalf of customers have been completed.

7. Employees are prohibited (Pre-clearance will not be granted) from purchasing or selling any security that is being considered for purchase or
                                                --------------------------------
     sale (under discussion between members of an investment team) in any
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     customer's account.

8. Employees are prohibited (Pre-clearance will not be granted) from executing any transaction if that transaction:

          a) Would result in the buying or selling of securities in competition with buy or sell orders for any customer's account;

          b) Would be for the purpose of, or result in, buying or selling securities to take advantage of recent or imminent trades in any customer's account;

          c) Would involve the security of a company with respect to which the Employee has material non-public information;

          d) Would involve trading in options on any of the stocks held by or contemplated for any customer's account;

          e) Would take place before a sufficient period of time (not more than 10 business days) has elapsed after a purchase or sale transaction for a

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               customer's account for the effects of that transaction on the market price to dissipate (even if five business days may have elapsed); or

          f) Would involve the acquisition of a direct or indirect beneficial interest in an initial public offering.

9. No employee shall cause or attempt to cause any client portfolio to purchase, sell or hold any security in a manner calculated to create any personal benefit to the Employee. No Employee shall recommend any securities transactions for customer accounts without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation;

          a) Their direct or indirect beneficial ownership of any securities of such issuer;

          b)   Any position with such issuer or its affiliates; and

          c) Any present or proposed business relationship between such issuer or its affiliates and the Employee or any party in which the Employee has a significant interest.

10. Employees are required to submit annually a list of the securities in which they have a direct or indirect beneficial ownership. New Employees should submit a list of the securities in which they have a direct or indirect beneficial ownership within 10 days of employment at Peregrine. The Compliance Officer or his designate will review these reports. Employees must direct their brokers to supply to Peregrine Capital Management (attention: Compliance Officer), on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all accounts in which the Employee has any beneficial ownership. These reports require the following information (which information must be current as of a date no more than 30 days before the annual report is submitted): (a) The title, number of shares and principal amount of each security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee or upon annual submittal; (b) The name of any broker, dealer or bank with whom the Employee maintained an account in which any

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     securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee or the date of the annual submittal; and (c) The date that the report is submitted by the Employee.

11. Except as required in the normal course of carrying out an Employee's business responsibilities, Employees are prohibited from revealing information relating to the investment intentions or activities of customer accounts or securities that are being considered for purchase or sale on
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     behalf of any account.

12. Employees are required to report monthly all personal securities transactions by or on behalf of such Employee within 10 days following the end of the reporting period. The Compliance Officer or his designate will review these transactions. These reports require the following information:
     (a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) The price of the security at which the transaction was effected; (d) The name of the broker, dealer or bank with or through which the transaction was effected; and (e) The date that the report is submitted by the Employee; and (f) With respect to any account established by the Employee in which any securities were held during the month for the direct or indirect benefit of the Employee:
     (i) The name of the broker, dealer or bank with whom the Employee established the account; (ii) The date the account was established; and
     (iii) The date that the report is submitted by the Employee.

13. Any exceptions to these standards require prior approval in writing from the President of the firm (and Wells Fargo Compliance if involving the mutual funds).

14. Employee transactions in securities issued or guaranteed by the U.S. Treasury or any other "Government security" as defined in Section 2(a)(16) of the Investment Company Act of 1940 with a remaining maturity of 12 months or less, banker's acceptances, bank certificates of deposit, commercial paper, repurchase agreements covering any of the foregoing and shares of registered open-end investment companies are excluded from these policies and standards.

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                                                                    Section: A-9
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15.  Employee transactions in municipal bonds or municipal closed-end bond funds do not require prior approval, but they must be reported monthly. Should Peregrine become active in purchasing municipal securities on behalf of its clients, this exemption from the prior approval process will be eliminated.

16.  Employees who violate these policies will be subject to disciplinary
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     action, which could include disgorgement of profits made or losses avoided
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     and/or dismissal.
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                                                                    Section: A-9